Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Investment Funds, Inc.

811-05309


On September 26, 2014, under Conformed Submission
485bPOS, accession number, 0001193125-14-353829,
a copy of the Articles of Amendment to the Registrants Articles of Incorporation, was filed with the SEC as exhibit 99.A.27 to the Registration
Statement and is herein incorporated by reference.

In addition, on January 20, 2015, under Conformed Submission 485bPOS, accession number, 0001193125-15-014230, a copy of the Registrants Articles Supplementary to the Registrants Articles of Incorporation, was filed with the SEC as exhibit 99.A.28 to the Registration Statement and is herein incorporated by reference.

Each above-referenced filing also filed a copy of amended By-Laws of the Registrant, which we hereby incorporate by reference to this N-SAR filing.